Exhibit 99.1

HPL Technologies Receives Nasdaq Delisting Notification, Requests Hearing

San Jose, California, July 29, 2002—HPL Technologies, Inc. (Nasdaq: HPLA) today announced that it received a Nasdaq Staff Determination on July 22, 2002, indicating that the Company fails to comply with the Nasdaq listing standards.  The Staff Determination was sent following the Company’s announcement on July 19, 2002 that it had discovered certain financial and accounting irregularities and that no further reliance should be placed on the Company’s previously issued financial statements.  The Staff Determination letter informed the Company  that its securities are subject to delisting from the Nasdaq National Market due to violations of Nasdaq Marketplace Rules 4310(c) (failure to timely file reports) and 4330(a) (public interest concerns).  The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination.  There can be no assurance that the Panel will grant the Company’s request for continued listing.  If the Panel upholds the Staff Determination, the Company’s securities will be delisted from the Nasdaq National Market.

As a result of the Company’s announcement on July 19th, HPL’s stock price dropped to $4.00 per share in pre-market trading and Nasdaq halted trading in the stock before the market opened that day.  HPL believes that trading in the Company’s stock will remain suspended until restated financial statements are filed with the SEC.  Despite such filings, the Nasdaq Stock Market may nevertheless delist the Company’s stock and deny any new listing applications for quotation in any Nasdaq or Bulletin Board Market.

About HPL

HPL provides yield optimization software solutions that enable semiconductor companies and FPD industry to enhance the efficiency of their production process, which consists of design, fabrication and test. The Company’s products include a flexible software platform that allow its customers to accelerate the process in which they identify, measure and correct sources of failure in the production process. By accelerating this process, HPL enables its customers to recognize the higher levels of revenue and profitability that are typically associated with the early part of a new semiconductor and FPD product cycle and to improve product quality and production efficiency. Founded in 1989, the company is headquartered in San Jose, California. For more information, please visit http://www.hpl.com.

Forward-looking statements

This press release contains forward-looking statements.  The forward-looking statements, which reflect management’s best judgment based on factors currently known, involve a number of risks and uncertainties, including the risks that the Company’s securities will be delisted from the Nasdaq National Market and that a subsequent trading market may never develop for the Company’s securities.  Other risks inherent in HPL’s business are described in its Registration Statement on Form S-1 and its most recent Annual Report on Form 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.